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                                    EXHIBIT B







                                  GENERAL PROXY

                               FOR EXTENDED PERIOD

                             FROM MADLIN STEVENSON,

                            HOLDER OF 532,476 SHARES

                               OF THE COMMON STOCK

                      OF STEWART & STEVENSON SERVICES, INC.


                                       TO


                            CYNTHIA PICKETT STEVENSON





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                                      PROXY

         The undersigned, as holder of 532,476 share of the Common Stock of Stewart & Stevenson Services, Inc. a Texas Corporation, appoints Cynthia Pickett Stevenson of Houston, Harris County, Texas, as proxy to attend any shareholders' meeting and any adjournments of any and all meetings to be held between the date of this proxy and August 15, 2004, and to take any and all lawful actions and to exercise any and all lawful rights that I am entitled to take and/or exercise as a shareholder, which my said Proxy Holder may deem advisable or appropriate, with full power to vote and act for the undersigned shareholder, with full power to appoint a substitute proxy to vote and act for the undersigned shareholder, and with full power to revoke the appointment of the substitute proxy.

         This appointment and authorization to vote at meetings also includes the right to give any consent to shareholders' actions that I could personally give.

         I revoke all proxies previously made by me with respect to my said shares.

         I reserve the right to cancel this proxy at any time upon and by filing with the secretary of the corporation, a written notice of the cancellation signed by myself.

         Dated: Effective as of January 8, 1999.


                                             /s/ Madlin Stevenson
                                             -----------------------------------
                                             Madlin Stevenson